Exhibit 39

                           --IMPORTANT REMINDER--

                      THIS IS NOT A DUPLICATE MAILING!

     The enclosed GOLD voting instruction form relates to Great
     Western's upcoming Annual Meeting. We have mailed to you, under separate cover, the GREEN voting instruction form for the vote on the Washington Mutual merger at Great Western's Special Meeting.

     WE URGE YOU TO PROTECT THE VALUE OF YOUR INVESTMENT BY SIGNING, DATING AND RETURNING BOTH THE GOLD AND GREEN VOTING INSTRUCTION FORMS TODAY.

     If you have any questions about how to vote your shares, please call our proxy solicitor, Georgeson & Company Inc., toll-free at 1-800-223-2064.

     Thank you for your support.

     GREAT WESTERN FINANCIAL CORPORATION.